Exhibit 10.1

October 6 2006

William T. Monahan
9 Edmondson Drive
West Chester, Pennsylvania 19382

Dear Bill:

This letter agreement confirms your employment as Interim Chief Executive Officer ("CEO") of Novelis Inc. effective as of August 28, 2006. As Interim CEO, your employment with Novelis will be "at will" and, as such, may be terminated at any time, by either you or Novelis, with or without advance notice or cause.

While you are Interim CEO, Novelis will continue its search for a permanent Chief Executive Officer. At the discretion of the Board, you will continue to serve as Chairman of the Board of Directors.

      Beginning September 1, 2006, and so long as you are Interim CEO:

        o Novelis will pay you a base salary of $ 65,000 per month, payable in accordance with the Company's normal payroll cycle and subject to all applicable tax and other withholdings;
        o You will continue to receive separate compensation to which you would otherwise be entitled as Chairman of the Board;
        o You will be eligible for incentive compensation, if any, in the sole and exclusive discretion of the Board;
        o Novelis will reimburse you for all reasonable business expenses incurred in accordance with its customary policies;
        o You will not be eligible to participate in the Company's employee benefit plans.
        o Due to the temporary status of your employment, you will not be entitled to any separation or severance-related pay following your termination of employment as Interim CEO.

Please acknowledge acceptance of the foregoing by executing the letter below and returning it to my attention. Please retain a copy for your records.

Sincerely,

/s/ Clarence J. Chandran
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Clarence J. Chandran
Chair of the Human Resources Committee
of the Board of Directors

ACCEPTANCE:

/s/ William T. Monahan               10/9/2006
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William T. Monahan                   Date